Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2004, excepts for Notes 8 and 9, as to which the date is February 27, 2004 relating to the financial statements, which appears in Champion Enterprises, Inc.’s Annual Report on Form 10-K for the year ended January 3, 2004. We also consent to the incorporation by reference of our report dated February 13, 2004 except for Notes 8 and 9, as to which the date is February 27, 2004, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 5, 2004